Exhibit 10.1
EXECUTION VERSION
SERIES A CONVERTIBLE PREFERRED UNIT
PURCHASE AGREEMENT
among
CROSSTEX ENERGY, L.P.
and
THE PURCHASER PARTY HERETO

i

EXHIBIT A	—	Form of Board Representation Agreement
EXHIBIT B	—	Form of Registration Rights Agreement
EXHIBIT C	—	Form of Opinion of Baker Botts L.L.P.
EXHIBIT D	—	Form of Amendment No. 3 to Sixth Amended and Restated Agreement of Limited Partnership of Crosstex Energy, L.P.
EXHIBIT E	—	Form of General Partner Waiver

ii

SERIES A CONVERTIBLE PREFERRED UNIT PURCHASE AGREEMENT
This SERIES A CONVERTIBLE PREFERRED UNIT PURCHASE AGREEMENT, dated as of January 6, 2010 (this “Agreement”), is entered into by and among CROSSTEX ENERGY, L.P., a Delaware limited partnership (“Crosstex”), and the purchaser set forth in Schedule A hereto (the “Purchaser”).
WHEREAS, Crosstex desires to sell to the Purchaser, and the Purchaser desires to purchase from Crosstex, certain of Crosstex’s Series A Preferred Units (as defined below), in accordance with the provisions of this Agreement; and
WHEREAS, Crosstex has agreed to provide the Purchaser with certain registration rights with respect to the Common Units underlying the Series A Preferred Units acquired pursuant hereto.
NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01 Definitions. As used in this Agreement, the following terms have the meanings indicated:
“Affiliate” means, with respect to a specified Person, any other Person, directly or indirectly controlling, controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, “controlling,” “controlled by” and “under common control with”) means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.
“Basic Documents” means, collectively, this Agreement, the Registration Rights Agreement, the Partnership Agreement, the Board Representation Agreement, the Non-Disclosure Agreement and any and all other agreements or instruments executed and delivered to the Purchaser by the Crosstex Entities hereunder or thereunder.
“Board Representation Agreement” means the Board Representation Agreement, to be entered into at the Closing, between Crosstex, the General Partner, Crosstex GP LLC, Crosstex Energy, Inc. and the Purchaser in substantially the form attached hereto as Exhibit A.
“Business Day” means any day other than a Saturday, Sunday, any federal legal holiday or day on which banking institutions in the State of New York or State of Texas are authorized or required by Law or other governmental action to close.
“Closing” shall have the meaning specified in Section 2.03.

“Closing Date” shall have the meaning specified in Section 2.03.
“Code” shall have the meaning specified in Section 3.09.
“Commission” means the United States Securities and Exchange Commission.
“Common Units” means common units representing limited partner interests in Crosstex.
“Contract” means any contract, agreement, indenture, note, bond, mortgage, deed of trust, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation, whether written or oral.
“Conversion Units” means the Common Units issuable upon conversion of the Purchased Units.
“Crosstex” has the meaning set forth in the introductory paragraph of this Agreement.
“Crosstex Credit Facility” means the Fourth Amended and Restated Credit Agreement, dated November 1, 2005, as amended as of the date hereof and from time to time, by and among Crosstex, Crosstex Energy Services, L.P. and the lenders named therein, as amended as of the date hereof.
“Crosstex Entities” means, collectively, Crosstex, the General Partner, Crosstex GP LLC and their respective Subsidiaries.
“Crosstex Financial Statements” shall have the meaning specified in Section 3.03(a).
“Crosstex GP LLC” means Crosstex Energy GP, LLC, a Delaware limited liability company and the general partner of the General Partner.
“Crosstex Material Adverse Effect” means any material and adverse effect on (a) the assets, liabilities, financial condition, business, results of operations, affairs or prospects of the Crosstex Entities taken as a whole; (b) the ability the Crosstex Entities taken as a whole to carry on their business as such business is conducted as of the date hereof or to meet their obligations under the Basic Documents on a timely basis; or (c) the ability of Crosstex or any of its Subsidiaries to consummate the transactions under any Basic Document to which it is a party or the ability of any of the General Partner, Crosstex GP LLC or any of their respective Subsidiaries to consummate the transactions under any Basic Document to which it is a party; provided, however, that a Crosstex Material Adverse Effect shall not include any material and adverse effect on the foregoing to the extent such material and adverse effect results from, arises out of, or is attributable to (x) a general deterioration in the economy or changes in the general state of the industries in which the Crosstex Entities operate, except to the extent that the Partnership Entities, taken as a whole, or the GP Entities, taken as a whole, are adversely affected in a disproportionate manner as compared to other industry participants, (y) the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war or the occurrence of any other calamity or crisis affecting the national economy as a whole, including acts of terrorism, or (z) any change in applicable Law, or the interpretation thereof.

“Crosstex Permits” shall have the meaning specified in Section 3.17(b).
“Crosstex Related Parties” shall have the meaning specified in Section 5.02.
“Crosstex SEC Documents” shall have the meaning specified in Section 3.03(a).
“Delaware LLC Act” shall have the meaning specified in Section 3.02(d).
“Delaware LP Act” shall have the meaning specified in Section 3.02(a).
“Environmental Law” means any Law applicable to the Partnership Entities or the operation of their business in any way relating to the protection of human health and safety, the environment, natural resources or the safety of owning, operating or managing liquid pipelines or other facilities used for processing, storing or transporting natural gas or its by-products, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Pipeline Inspection, Protection, Enforcement and Safety Act (49 U.S.C. Chapter 601), the Hazardous Liquid Pipeline Safety Act (49 U.S.C. Chapter 601), the Natural Gas Pipeline Safety Act (49 U.S.C. Chapter 601), the Pipeline Safety Improvement Act (49 U.S.C. Chapter 601), the Natural Gas Policy Act (15 U.S.C. § 3301 et seq.) and the Natural Gas Act (15 U.S.C. 717 et seq.).
“Environmental Permits” means all Permits required under any Environmental Laws for the operation of the business of the Partnership Entities.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.
“GAAP” means generally accepted accounting principles in the United States of America as of the date hereof; provided that for the Crosstex Financial Statements prepared as of a certain date, GAAP referenced therein shall be GAAP as of the date of such Crosstex Financial Statements.
“General Partner” means Crosstex Energy GP, L.P., a Delaware limited partnership and the general partner of Crosstex.
“General Partner Partnership Agreement” means the Agreement of Limited Partnership of the General Partner, dated as of July 12, 2002.
“Governmental Authority” means, with respect to a particular Person, any country, state, county, city and political subdivision in which such Person or such Person’s Property is located or which exercises valid jurisdiction over any such Person or such Person’s Property, and any court, agency, department, commission, board, bureau or instrumentality of any of them and any monetary authority which exercises valid jurisdiction over any such Person or such Person’s

Property. Unless otherwise specified, all references to Governmental Authority herein with respect to Crosstex means a Governmental Authority having jurisdiction over Crosstex, its Subsidiaries or any of their respective Properties.
“GP Entities” means the General Partner and Crosstex GP LLC.
“GP LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Crosstex GP LLC, dated as of December 17, 2002.
“Hazardous Substances” means (a) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (b) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, (c) any petroleum or petroleum product, (d) any polychlorinated biphenyl and (e) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material, waste or substance regulated under or within the meaning of any other Environmental Law.
“Incentive Distribution Rights” shall have the meaning specified in Section 3.02(a).
“Indemnified Party” shall have the meaning specified in Section 5.03(b).
“Indemnifying Party” shall have the meaning specified in Section 5.03(b).
“Law” means any federal, state, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law (including common law), rule or regulation.
“Lien” means any mortgage, claim, encumbrance, pledge, lien (statutory or otherwise), security agreement, conditional sale or trust receipt or a lease, consignment or bailment, preference or priority, assessment, deed of trust, charge, easement, servitude or other encumbrance upon or with respect to any property of any kind.
“LTIP” shall have the meaning specified in Section 3.02(b).
“Master Shelf Agreement” means the Amended and Restated Note Purchase Agreement, dated as of July 25, 2006, as amended as of the date hereof and from time to time by and among Crosstex, Prudential Investment Management, Inc. and certain other parties together with the notes issued thereunder.
“Material Agreements” shall have the meaning specified in Section 3.21.
“NASDAQ” means the NASDAQ Global Select Market.
“Non-Disclosure Agreement” means the Confidentiality Agreement, dated July 23, 2009 among Crosstex, Blackstone Management Partners L.L.C. and GSO Capital Partners LP.
“Operative Agreements” shall have the meaning specified in Section 3.01(f).
“Outside Date” shall have the meaning specified in Section 6.01(b).

“Partnership Agreement” means the Sixth Amended and Restated Agreement of Limited Partnership of Crosstex, dated as of March 23, 2007, as amended through the date hereof.
“Partnership Entities” means Crosstex and its Subsidiaries.
“Permits” means any approvals, authorizations, consents, licenses, permits, variances, waivers, grants, franchises, concessions, exemptions, orders, registrations or certificates of a Governmental Authority.
“Person” means any individual, corporation, company, voluntary association, partnership, joint venture, trust, limited liability company, unincorporated organization, government or any agency, instrumentality or political subdivision thereof or any other form of entity.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible (including intellectual property rights).
“Purchase Price” means $124,999,997.
“Purchased Units” means, with respect to the Purchaser, the number of Series A Preferred Units as set forth opposite the Purchaser’s name on Schedule A hereto.
“Purchaser Related Parties” has the meaning specified in Section 5.01.
“Purchaser” has the meaning set forth in the introductory paragraph of this Agreement.
“Registration Rights Agreement” means the Registration Rights Agreement, to be entered into at the Closing, between Crosstex and the Purchaser in substantially the form attached hereto as Exhibit B.
“Representatives” means, with respect to a specified Person, the officers, directors, managers, employees, agents, counsel, accountants, investment bankers and other representatives of such Person.
“Rights-of-Way” has the meaning specified in Section 3.19.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.
“Series A Preferred Units” means Crosstex’s Series A Convertible Preferred Units.
“Subsidiary” means, as to any Person, any corporation or other entity of which: (i) such Person or a Subsidiary of such Person is a general partner or manager; (ii) at least a majority of the outstanding equity interest having by the terms thereof ordinary voting power to elect a majority of the board of directors or similar governing body of such corporation or other entity (irrespective of whether or not at the time any equity interest of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of its Subsidiaries; or (iii) any corporation or other entity as to which such Person consolidates for accounting purposes.
“Tax Return” shall have the meaning specified in Section 3.16(b).
“Taxes” shall have the meaning specified in Section 3.16(b).
“Third Party Claim” shall have the meaning specified in Section 5.03(b).
Section 1.02 Accounting Procedures and Interpretation. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all Crosstex Financial Statements and certificates and reports as to financial matters required to be furnished to the Purchaser hereunder shall be prepared, in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q promulgated by the Commission) and in compliance as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto.
ARTICLE II
AGREEMENT TO SELL AND PURCHASE
Section 2.01 Authorization of Sale of Series A Preferred Units. Crosstex has authorized the issuance and sale to the Purchaser of the Purchased Units on the terms and subject to the conditions set forth in this Agreement.
Section 2.02 Sale and Purchase. Subject to the terms and conditions hereof, Crosstex hereby agrees to issue and sell to the Purchaser, free and clear of any and all Liens, and the Purchaser hereby agrees to purchase from Crosstex, the number of Purchased Units as set forth on Schedule A, and the Purchaser agrees to pay Crosstex the Purchase Price.
Section 2.03 Closing. Subject to the terms and conditions hereof, the consummation of the purchase and sale of the Purchased Units hereunder (the “Closing”) shall take place at a time and on a date to be specified by the parties, which shall be no later than the second Business Day after the satisfaction or waiver of the latest to occur of the conditions set forth in Section 2.04 (other than such conditions which by their nature cannot be satisfied until the Closing Date or are to be delivered at Closing, which shall be required to be so satisfied, waived or delivered on the Closing Date) (the “Closing Date”) at the offices of Andrews Kurth LLP, 600 Travis, Suite 4200, Houston, Texas 77002. The parties agree that the Closing may occur via delivery of facsimiles of this Agreement and cross-receipts; provided, that originals of such documents are sent via overnight delivery to be received by the other party (or designee of such other party) on the first Business Day immediately following the Closing Date.
Section 2.04 Conditions of the Parties’ Obligations at the Closing.
(a) Mutual Conditions. The respective obligations of each party to consummate the purchase and issuance and sale of the Purchased Units shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by a particular party on behalf of itself in writing, in whole or in part, to the extent permitted by applicable Law):
(i) No statute, rule, order, decree or regulation shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Authority which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the transactions contemplated hereby or makes the transactions contemplated hereby illegal; and
(ii) There shall not be pending any suit, action or proceeding by any Governmental Authority seeking to restrain, preclude, enjoin or prohibit the transactions contemplated by this Agreement.
(b) Conditions of the Purchaser’s Obligations at the Closing. The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction (or waiver by the Purchaser) on or prior to the Closing of the following conditions:
(i) All of the representations and warranties of Crosstex contained in this Agreement shall be true and correct in all material respects on and as of the date hereof and as of the Closing (other than the representations and warranties as of a specified date, which shall be true and correct in all material respects on and as of such date) as if such representations and warranties were made on and as of that date, except that those representations and warranties that are qualified by materiality, Crosstex Material Adverse Effect or similar phrase shall be true and correct in all respects as written on and as of the Closing.
(ii) Each of the Crosstex Entities shall have performed in all material respects all of the covenants required to be performed by it hereunder prior to the Closing.
(iii) From the date hereof until the Closing Date, no material changes, developments or events shall have occurred with respect to the assets, liabilities, financial condition, business, results of operations, affairs or prospects of the Crosstex Entities that would cause a Crosstex Material Adverse Effect.
(iv) The Purchaser shall have received from Baker Botts L.L.P., counsel for the Crosstex Entities, an opinion in substantially the form attached hereto as Exhibit C hereto, which shall be addressed to the Purchaser and dated the date of the Closing.
(v) The General Partner shall have entered into an Amendment No. 3 to the Partnership Agreement in the form attached hereto as Exhibit D, and the Partnership Agreement, as amended, shall be in full force and effect.
(vi) The delivery by Crosstex of all of the following documents:
(A) a certificate or certificates representing the Purchased Units and meeting the requirements of the Partnership Agreement, free and clear of any Liens, other than the transfer restrictions under applicable federal and state securities laws and other than those arising under the Partnership Agreement or the Delaware LP Act, registered in such name(s) as the Purchaser has designated;

(B) an Officer’s Certificate, signed by (x) the Chief Executive Officer and (y) the Chief Financial Officer of Crosstex GP LLC, in their respective capacities as such, dated as of the date of the Closing, stating that the conditions in Sections 2.04(a)(ii), 2.04(b)(i), 2.04(b)(ii), 2.04(b)(iii) and 2.04(b)(vii) have been fully satisfied;
(C) a certificate of the Secretary or Assistant Secretary of Crosstex GP LLC, on behalf of Crosstex, certifying as to and attaching (1) the Partnership Agreement, as amended, (2) board resolutions authorizing the execution and delivery of the Basic Documents and the consummation of the transactions contemplated thereby, including the issuance of the Purchased Units, and (3) the incumbency of the officers authorized to execute the Basic Documents on behalf of Crosstex, setting forth the name and title and bearing the signatures of such officers;
(D) a duly executed waiver of the General Partner with respect to certain of its rights under the Partnership Agreement, in substantially the form attached hereto as Exhibit E;
(E) copies of (i) the Certificate of Limited Partnership of Crosstex and all amendments thereto, (ii) the Certificate of Limited Partnership of the General Partner and all amendments thereto and (iii) the Certificate of Formation of Crosstex GP LLC and all amendments thereto, each of (i), (ii) and (iii) certified by the Secretary of State of the jurisdiction of its formation as of a recent date;
(F) a certificate of the Secretary of State of the State of Delaware, the Secretary of State of the State of Louisiana or the Secretary of State of the State of Texas, as applicable, dated as of a recent date, that each of the Crosstex Entities is in good standing in their respective jurisdiction of incorporation or formation;
(G) a certificate of the Secretary of State (or corresponding state official) of each of the jurisdictions listed on Schedule B hereto, dated as of a recent date, evidencing the qualification and good standing of the Crosstex Entities as a foreign corporation, limited partnership or limited liability company, as applicable, in good standing;
(H) cross-receipt executed by Crosstex and delivered to the Purchaser certifying that it has received the Purchase Price as of the Closing Date;
(I) the Registration Rights Agreement in substantially the form attached hereto as Exhibit B, which shall have been duly executed by Crosstex;
(J) the Board Representation Agreement in substantially the form attached hereto as Exhibit A, which shall have been duly executed by Crosstex, the General Partner, Crosstex GP LLC and Crosstex Energy, Inc.; and
(K) such other documents relating to the transactions contemplated by this Agreement as the Purchaser or its special counsel may reasonably request.

(vii) Crosstex shall have filed with the NASDAQ a “Notification Form: Listing of Additional Shares” and supporting documentation, if required, related to the Conversion Units.
(viii) The investment funds which, directly or indirectly, own the Purchaser shall have called and received capital from their limited partners equal in the aggregate to the Purchase Price and shall have distributed such funds to the Purchaser (provided, however, that this condition shall be deemed waived by the Purchaser upon the expiration of the ten (10)-Business Day period following the date of this Agreement).
(c) Conditions of Crosstex’s Obligations at the Closing. The obligation of Crosstex to consummate the transactions contemplated by this Agreement is subject to satisfaction (or waiver by Crosstex) on or prior to the Closing of the following conditions:
(i) All of the representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the date hereof and as of the Closing (other than the representations and warranties as of a specified date, which shall be true and correct in all material respects on and as of such date) as if such representations and warranties were made on and as of that date, except those representations and warranties that are qualified by materiality or similar phrase shall be true and correct in all respects as written on and as of the Closing.
(ii) The Purchaser shall have performed in all material respects all of the covenants required to be performed by it hereunder prior to the Closing.
(iii) The delivery by the Purchaser of all of the following documents:
(A) an Officer’s Certificate, dated as of the date of the Closing, stating that the conditions in Sections 2.04(a)(ii), 2.04(c)(i) and 2.04(c)(ii) have been fully satisfied;
(B) the Registration Rights Agreement in substantially the form attached hereto as Exhibit B, which shall have been duly executed by the Purchaser;
(C) the Board Representation Agreement in substantially the form attached hereto as Exhibit A, which shall have been duly executed by the Purchaser; and
(D) a cross-receipt executed by the Purchaser and delivered to Crosstex certifying that it has received the Purchased Units as of the Closing Date.
(iv) Crosstex shall have received payment of the Purchase Price from the Purchaser by wire transfer of immediately available funds to an account designated by Crosstex prior to the Closing Date.
Section 2.05 Further Assurances. From time to time after the date hereof, without further consideration, Crosstex and the Purchaser shall use its commercially reasonable efforts to take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES AND
COVENANTS RELATED TO CROSSTEX
Crosstex represents and warrants to and covenants with the Purchaser as follows:
Section 3.01 Existence.
(a) Crosstex is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority, and has all governmental licenses, authorizations, consents and approvals necessary, to own, lease, use and operate its Properties and carry on its business as its business is now being conducted, except where the failure to obtain such licenses, authorizations, consents and approvals would not be reasonably likely to have a Crosstex Material Adverse Effect.
(b) Crosstex GP LLC is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, has all power and authority, and has all governmental licenses, authorizations, consents and approvals necessary, to own, lease, use and operate its Properties and carry on its business as its business is now being conducted, except where the failure to obtain such licenses, authorizations, consents and approvals would not be reasonably likely to have a Crosstex Material Adverse Effect.
(c) The General Partner is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware, has all requisite power and authority, and has all governmental licenses, authorizations, consents and approvals necessary, to own, lease, use and operate its Properties and carry on its business as its business is now being conducted, except where the failure to obtain such licenses, authorizations, consents and approvals would not be reasonably likely to have a Crosstex Material Adverse Effect.
(d) Each of Crosstex’s Subsidiaries has been duly incorporated or formed, as the case may be, and is validly existing and in good standing under the laws of the state or other jurisdiction of its incorporation or organization, as the case may be. Each of Crosstex’s Subsidiaries has all requisite power and authority, and has all governmental licenses, authorizations, consents and approvals necessary, to own, lease, use or operate its respective Properties and carry on its business as now being conducted, except where the failure to obtain such licenses, authorizations, consents and approvals would not be reasonably likely to have a Crosstex Material Adverse Effect.
(e) None of the Partnership Entities is in default in the performance, observance or fulfillment of any provision of, in the case of Crosstex, the Partnership Agreement or its Certificate of Limited Partnership or, in the case of any Subsidiary of Crosstex, its respective certificate of incorporation, certification of formation, certificate of limited partnership, bylaws, limited liability company agreement, partnership agreement or other similar organizational documents. None of the GP Entities is in default in the performance, observance or fulfillment of any provision of its respective certificate of incorporation, certification of formation, certificate of limited partnership, bylaws, limited liability company agreement, partnership agreement or other similar organizational documents. Each of the Crosstex Entities is duly registered or qualified as a foreign corporation, limited liability company or limited partnership, as the case may be, for the transaction of business under the laws of each jurisdiction in which the character of the business conducted by it or the nature or location of the properties owned or leased by it makes such registration or qualification necessary, except where the failure to register or qualify would not (i) have a Crosstex Material Adverse Effect or (ii) subject the limited partners of Crosstex to any material liability or disability.
(f) The Partnership Agreement has been, and in the case of Amendment No. 3 to the Partnership Agreement at the Closing will be, duly authorized, executed and delivered by the General Partner and is (or, in the case of Amendment No. 3 to the Partnership Agreement, as of the Closing Date will be) a valid and legally binding agreement of the General Partner, enforceable against the General Partner in accordance with its terms; the General Partner Partnership Agreement has been duly authorized, executed and delivered by the parties thereto and is a valid and legally binding agreement of the parties thereto, enforceable against the parties thereto in accordance with its terms; the GP LLC Agreement has been duly authorized, executed and delivered by the parties thereto and is a valid and legally binding agreement of the parties thereto, enforceable against the parties thereto in accordance with its terms; the bylaws, limited partnership agreement or limited liability company agreement, as applicable, of each of the Subsidiaries of Crosstex (collectively with the Partnership Agreement, the General Partner Partnership Agreement and the GP LLC Agreement, the “Operative Agreements”) has been duly authorized, executed and delivered by the parties thereto and is a valid and legally binding agreement of such parties and enforceable against such parties in accordance with its terms; provided that, with respect to each Operative Agreement, the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law); and provided further, that the indemnity, contribution and exoneration provisions contained in any of such Operative Agreements may be limited by applicable laws and public policy.
Section 3.02 Capitalization and Valid Issuance of Purchased Units.
(a) As of the date of this Agreement, prior to the issuance and sale of the Purchased Units, as contemplated hereby, the issued and outstanding limited partner interests of Crosstex consist of 49,674,770 Common Units and the incentive distribution rights (as defined in the Partnership Agreement, the “Incentive Distribution Rights”), excluding non-vested restricted units and performance units under the LTIP. All outstanding Common Units and Incentive Distribution Rights and the limited partner interests represented thereby have been duly authorized and validly issued in accordance with the Partnership Agreement and are fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”)).
(b) Other than the Crosstex GP LLC Long-Term Incentive Plan (the “LTIP”), Crosstex has no equity compensation plans that contemplate the issuance of partnership interests of Crosstex (or securities convertible into or exchangeable for partnership interests of Crosstex). No indebtedness having the right to vote (or convertible into or exchangeable for securities having the right to vote) on any matters on which Crosstex unitholders may vote are issued or outstanding. Except as set forth on Schedule 3.02(b), there are no outstanding or authorized (i) options, warrants, preemptive rights, subscriptions, calls, rights of first refusal, or other rights, convertible or exchangeable securities, agreements, claims or commitments of any character obligating any of the Crosstex Entities to issue, transfer or sell any partnership interests (including the Series A Preferred Units and the Conversion Units) or other equity interest in, Crosstex or any of its Subsidiaries or securities convertible into or exchangeable for such partnership interests, or rights under any Contract requiring payment based upon the value of the equity of Crosstex, (ii) obligations of Crosstex or any of its Subsidiaries to repurchase, redeem or otherwise acquire any partnership interests or equity interests of Crosstex or any of its Subsidiaries or any such securities or agreements listed in clause (i) of this sentence or (iii) proxy agreement or voting trusts or similar agreements to which Crosstex or any of its Subsidiaries is a party with respect to the voting of the equity interests of Crosstex or any of its Subsidiaries.
(c) The General Partner is the sole general partner of Crosstex with a 2% general partner interest in Crosstex; such general partner interest has been duly authorized and validly issued in accordance with the Partnership Agreement and the General Partner owns such interest free and clear of all Liens (except restrictions on transferability contained in Section 4.6 of the Partnership Agreement and other than Liens arising under the Partnership Agreement or the Delaware LP Act).
(d) Schedule B hereto correctly sets forth the name of each of the Subsidiaries of Crosstex, the jurisdiction of incorporation or formation, as applicable, and the Persons owning the outstanding equity interests of such Subsidiary. All of the issued and outstanding equity interests of each of Crosstex’s Subsidiaries (except Crosstex DC Gathering Company, J.V.) are owned, directly or indirectly, by Crosstex free and clear of any Liens (except for such restrictions as may exist under applicable Law and except for such Liens as may be imposed under the Crosstex Credit Facility and the Master Shelf Agreement), and all such ownership interests have been duly authorized, validly issued and are fully paid (to the extent required in the organizational documents of Crosstex’s Subsidiaries, as applicable) and non-assessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act, Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act (the “Delaware LLC Act”), Sections 101.206, 153.102, 153.202 and 153.210 of the Texas Business Organizations Code and Sections 12:1327 and 12:1328 of the Louisiana Limited Liability Company Act). Except as disclosed in the Crosstex SEC Documents and except as may be required pursuant to the Crosstex DC Gathering Company, J.V. joint venture agreement, neither Crosstex nor any of its Subsidiaries owns any shares of capital stock or other securities of, or interest in, any other Person, or is obligated to make any capital contribution to or other investment in any other Person.
(e) The Purchased Units being purchased by the Purchaser hereunder and the limited partner interests represented thereby will be duly authorized by Crosstex pursuant to the Partnership Agreement prior to the Closing and, when issued and delivered to the Purchaser against payment therefor in accordance with the terms of this Agreement, will be validly issued, fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and will be free of any and all Liens and restrictions on transfer, other than (i) restrictions on transfer under the Partnership Agreement or this Agreement and under applicable state and federal securities laws, (ii) such Liens as are created by the Purchaser and (iii) such Liens as arise under the Partnership Agreement (as amended by Amendment No. 3 to the Partnership Agreement) or the Delaware LP Act.
(f) Upon issuance in accordance with this Agreement and the terms of the Series A Preferred Units, the Conversion Units will be duly authorized, validly issued, fully paid (to the extent required by the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the Delaware LP Act) and will be free of any and all Liens and restrictions on transfer, other than (i) restrictions on transfer under the Partnership Agreement or this Agreement and under applicable state and federal securities laws, (ii) such Liens as are created by the Purchaser and (iii) such Liens as arise under the Partnership Agreement (as amended by Amendment No. 3 to the Partnership Agreement) or the Delaware LP Act.
Section 3.03 Crosstex SEC Documents; Crosstex Financial Statements.
(a) Except as disclosed in the Crosstex SEC Documents, Crosstex has timely filed with the Commission all forms, registration statements, reports, schedules and statements required to be filed by it under the Exchange Act or the Securities Act (all such documents, collectively the “Crosstex SEC Documents”). The Crosstex SEC Documents, including, without limitation, any audited or unaudited financial statements and any notes thereto or schedules included therein (the “Crosstex Financial Statements”), at the time filed (in the case of registration statements, solely on the dates of effectiveness) (except to the extent corrected by a subsequently filed Crosstex SEC Document filed prior to the date hereof) (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in light of the circumstances under which they were made in the case of any prospectus) not misleading, (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as applicable, (c) complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto, (d) in the case of the Crosstex Financial Statements, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the Commission), and (e) in the case of the Crosstex Financial Statements, fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the financial condition, results of operations and cash flows of Crosstex and its Subsidiaries as of the dates and for the periods indicated.
(b) KPMG LLP, who has certified certain financial statements of Crosstex and the General Partner and have audited the effectiveness of Crosstex’s internal control over financial reporting and expressed an unqualified opinion on management’s assessment thereof, are independent, registered public accountants with respect to Crosstex and the General Partner as required by the Securities Act, and have not resigned or been dismissed as independent public accountants of Crosstex or the General Partner as a result of or in connection with any disagreement with Crosstex on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. Since the date of the most recent balance sheet of Crosstex reviewed or audited by KPMG LLP and the audit committee of the board of directors of the General Partner, (i) Crosstex has not been advised of (A) any significant deficiencies or material weakness in the design or operation of internal controls which could adversely affect Crosstex’s internal controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Crosstex’s internal controls, and (ii) there have been no changes in internal controls or in other factors that could materially affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.
(c) Crosstex has provided to the Purchaser copies of all issued auditors’ reports received since January 1, 2008, in each case to the extent relating to the business of Crosstex and its Subsidiaries and the operation thereof, whether the same are issued to any of the Crosstex Entities. Since January 1, 2008, Crosstex has not received any letters to management regarding accounting practices and systems of internal controls. Since the date of the last issued auditors’ report provided by Crosstex to the Purchaser, none of the Crosstex Entities nor, to Crosstex’s knowledge, any director, officer, employee, auditor, accountant or representative of any of the Crosstex Entities has received any complaint, allegation, assertion or claim, in each case of a material nature, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Crosstex Entities or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that Crosstex or any of its Subsidiaries has engaged in questionable accounting or auditing practices, that was not brought to the attention of the Audit Committee of the Board of Directors of Crosstex GP LLC and reflected in the minutes of such committee.
Section 3.04 No Material Adverse Change. Except as expressly set forth in or contemplated by the Crosstex SEC Documents filed with the Commission on or prior to the date hereof, since the date of Crosstex’s most recent Form 10-K filing with the Commission: (a) none of the Crosstex Entities has sustained any material loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, investigation, order or decree; (b) none of the Crosstex Entities has incurred any liability, obligation, indirect, direct or contingent, or entered into any transactions, not in the ordinary course of business, that, singly or in the aggregate, is material to the Crosstex Entity; (c) there has not been any material change in the capitalization or material increase in the short-term debt or long-term debt of the Crosstex Entities; (d) there has been no change, event, occurrence, effect, fact, circumstance or condition that has had or would be reasonably likely to have a Crosstex Material Adverse Effect; (e) there has not been any acquisition or disposition of any material asset by any Crosstex Entity or any Contract therefor, otherwise than for fair value in the ordinary course of business or as disclosed in the Crosstex SEC Documents or on Schedule 3.04 hereto; and (f) there has not been any material change in Crosstex’s accounting principles, practices or methods.
Section 3.05 Litigation.
(a) Except as set forth in the Crosstex SEC Documents or on Schedule 3.05(a) hereto, there is (i) no action, suit or proceeding pending (including any investigation, litigation or inquiry) before any court, arbitrator or governmental agency, body or official, domestic or foreign, or, to Crosstex’s knowledge, contemplated or threatened against or affecting any of the Crosstex Entities or any of their respective officers, directors, Properties or assets or which questions the validity of this Agreement or the Basic Documents or the right of Crosstex to enter into this Agreement or the Basic Documents or to consummate the transactions contemplated hereby or thereby, (ii) no statute, rule, regulation or order that has been enacted, adopted or issued by any Governmental Authority or that has been formally proposed by any Governmental Authority and (iii) no injunction, restraining order or order of any nature issued by a federal or state court or foreign court of competent jurisdiction to which any of the Crosstex Entities is or may be subject, that, in the case of clauses (i), (ii) and (iii) above, is reasonably likely to (A) individually or in the aggregate have a Crosstex Material Adverse Effect, (B) prevent or result in the suspension of the offering and issuance of the Purchased Units, or (C) in any manner draw into question the validity of the Basic Documents or Operative Agreements.
(b) There are no legal or governmental proceedings pending or, to the knowledge of the Crosstex Entities, threatened, against any of the Crosstex Entities, or to which any of the Crosstex Entities is a party, or to which any of their respective properties is subject, that are required to be described in the Crosstex SEC Documents but are not described as required, and there are no agreements, contracts, indentures, leases or other instruments that are required to be described in the Crosstex SEC Documents that are not described as required by the Exchange Act or the Securities Act, as applicable.
Section 3.06 No Conflicts; Compliance with Laws. The execution, delivery and performance by Crosstex of the Basic Documents and compliance by Crosstex with the terms and provisions hereof and thereof, and the issuance and sale by Crosstex of the Purchased Units and Conversion Units, does not and will not, assuming the accuracy of the representations and warranties of the Purchaser contained herein and its compliance with the covenants contained herein, (a) violate any provision of any Law or Permit having applicability to any of the Crosstex Entities or the Properties of the Crosstex Entities, (b) conflict with or result in a violation or breach of any provision of the certificate of limited partnership or other organizational documents of the Crosstex Entities or any of the Operative Agreements, (c) require any consent, approval or notice under or result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract or credit agreement to which any of the Crosstex Entities is a party or by which any of the Crosstex Entities or any of the Properties of the Crosstex Entities may be bound, or (d) result in or require the creation or imposition of any Lien upon or with respect to any of the Properties now owned or hereafter acquired by any of the Crosstex Entities, except in the case of clauses (a), (c) and (d) where any such conflict, violation, default, breach, termination, cancellation, failure to receive consent, approval or notice, or acceleration with respect to the foregoing provisions of this Section 3.06 would not be, individually or in the aggregate, reasonably likely to result in a Crosstex Material Adverse Effect. To the knowledge of the Crosstex Entities, no third party to any Contract to which any of the Crosstex Entities is a party or by which any of them is bound or to which any of their Properties is subject, is in default under any such agreement, which breach, default or violation would, if continued, have a Crosstex Material Adverse Effect.
Section 3.07 Authority; Enforceability. Crosstex has all requisite partnership power and authority to execute, deliver and perform its obligations under the Basic Documents, including, without limitation, to issue, sell and deliver the Purchased Units to be sold by it, in accordance with and upon the terms and conditions set forth in the Basic Documents and the execution, delivery and performance by Crosstex of the Basic Documents has been duly authorized by all necessary action on the part of the General Partner. As of the Closing Date, all partnership and limited liability company action, as the case may be, required to be taken by the Crosstex Entities or any of their members or partners for the authorization, issuance, sale and delivery of the Purchased Units, the execution, delivery and performance of the Basic Documents by the Crosstex Entities party hereto or thereto, and the consummation of the transactions contemplated by this Agreement shall have been taken. This Agreement has been duly and validly authorized, executed and delivered by each of the Crosstex Entities party hereto. The Basic Documents constitute or, with respect to the Basic Documents to be executed following the date hereof, will constitute the legal, valid and binding obligations of Crosstex, enforceable in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer and similar laws affecting creditors’ rights generally or by general principles of equity and except as the rights to indemnification may be limited by applicable law. No approval from the holders of the Common Units is required in connection with Crosstex’s issuance and sale of the Purchased Units or Conversion Units to the Purchaser.
Section 3.08 Approvals. Except for the approvals required by the Commission in connection with any registration statement filed under the Registration Rights Agreement and for approvals which have already been obtained, no authorization, consent, approval, waiver, license, qualification or written exemption from, nor any filing, declaration, qualification or registration with, any Governmental Authority or any other Person is required in connection with the execution, delivery or performance by Crosstex of any of the Basic Documents, except where the failure to receive such authorization, consent, approval, waiver, license, qualification or written exemption from, or to make such filing, declaration, qualification or registration would not, individually or in the aggregate, be reasonably likely to have a Crosstex Material Adverse Effect.
Section 3.09 MLP Status. Crosstex has, for each taxable year beginning after December 31, 2001, during which Crosstex was in existence, met the gross income requirements of Section 7704(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”). Crosstex expects to meet the gross income requirements of Section 7704(c)(2) of the Code for its taxable year ending December 31, 2009.
Section 3.10 Investment Company Status. None of the Crosstex Entities is now, and immediately after the sale of the Purchased Units hereunder and the application of the net proceeds from such sale none of the Crosstex Entities will be, an “investment company” or a company controlled by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
Section 3.11 Certain Fees. Except for fees to be paid by Crosstex to the Purchaser or its designee, no fees or commissions are or will be payable by Crosstex to brokers, finders or investment bankers with respect to the sale of any of the Purchased Units or the consummation of the transactions contemplated by this Agreement. Crosstex agrees that it will indemnify and hold harmless the Purchaser from and against any and all claims, demands or liabilities for broker’s, finder’s, placement or other similar fees or commissions incurred by Crosstex or alleged to have been incurred by Crosstex in connection with the sale of the Purchased Units or the consummation of the transactions contemplated by this Agreement.

Section 3.12 Insurance. The Crosstex Entities maintain insurance covering the properties, operations, personnel and businesses of the Crosstex Entities and are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts, with such deductibles, as are prudent and customary in the businesses in which they are engaged and for the assets and Properties that they own. None of the Crosstex Entities has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance. Crosstex does not have any reason to believe that it or any Subsidiary will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business. All such insurance is outstanding and duly in force on the date hereof and will be outstanding and duly in force on the Closing Date and will remain in full force and effect immediately following the consummation of the transactions contemplated hereby.
Section 3.13 Books and Records; Sarbanes-Oxley Compliance.
(a) Each of the Crosstex Entities (i) makes and keeps accurate books and records and (ii) maintains and has maintained effective internal control over financial reporting as defined in Rule 13a-15 under the Exchange Act and a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorizations, (B) transactions are recorded as necessary to permit preparation of the Crosstex Entities’ financial statements in conformity with GAAP and to maintain accountability for its assets, (C) access to the Crosstex Entities’ assets is permitted only in accordance with management’s general or specific authorization and (D) the recorded accountability for the Crosstex Entities’ assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Crosstex is not aware of any failures of such internal accounting controls that are material or that would be required to be disclosed pursuant to any applicable Law.
(b) (i) Crosstex has established and maintain disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act), (ii) such disclosure controls and procedures are designed to ensure that the information required to be disclosed by Crosstex in the reports it files or submits under the Exchange Act is accumulated and communicated to management of Crosstex, including its principal executive officers and principal financial officers, as appropriate, to allow timely decisions regarding required disclosure to be made and (iii) such disclosure controls and procedures are effective in all material respects in alerting Crosstex in a timely manner to material information required to be disclosed in Crosstex’s reports filed with the Commission.
(c) There is and has been no failure on the part of Crosstex or any of Crosstex’s directors or officers, in their capacities as such, to comply in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith.
Section 3.14 Listing and Maintenance Requirements. The Common Units are listed on the NASDAQ, and Crosstex has not received any notice of delisting. The issuance and sale of the

Purchased Units and the offer of the Common Units and issuance of such Common Units upon conversion of the Purchased Units does not contravene NASDAQ rules and regulations.
Section 3.15 Confidential Information. To the knowledge of Crosstex, none of its employees or executive officers has disclosed material non-public information to any prospective investor who has not entered into a confidentiality or non-disclosure agreement between such prospective investor and Crosstex relating to such information.
Section 3.16 Taxes.
(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Crosstex Material Adverse Effect, (i) each of the Crosstex Entities has prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate, (ii) each of the Crosstex Entities has timely paid all Taxes that are required to be paid by any of them, (iii) there are no audits, examinations, investigations, actions, suits, claims or other proceedings in respect of Taxes pending or threatened in writing nor has any deficiency for any Tax been assessed by any Governmental Authority in writing against any Crosstex Entity, and (iv) all Taxes required to be withheld by any Crosstex Entity have been withheld and paid over to the appropriate Tax authority (except, in the case of this clause (iv) or clause (i) or (ii) above, with respect to matters contested in good faith and for which adequate reserves have been established on Crosstex’s financial statements in accordance with GAAP). None of the Crosstex Entities has entered into any transaction that, as of the date of this Agreement, has been identified by the Internal Revenue Service in published guidance as a “listed transaction” as defined under Section 1.6011-4(b)(2) of the Treasury Regulations promulgated under the Code.
(b) As used in this Agreement, (i) “Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, and including any liability in respect of any items described above as a transferee or successor, pursuant to Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), or as an indemnitor, guarantor, surety or in a similar capacity under any Contract and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) filed or required to be filed with respect to Taxes (and any amendments thereto), including any information return, claim for refund or declaration of estimated Taxes.
Section 3.17 Compliance with Laws; Permits.
(a) Each of the Crosstex Entities is in compliance with all Laws applicable to its business, operations or assets, except where the failure to be in compliance would not be reasonably likely to have a Crosstex Material Adverse Effect. None of the Crosstex Entities has received any notice of or been charged with any violation of any Laws, except where any such violations (i) would not reasonably be expected to have, individually or in the aggregate, a Crosstex Material Adverse Effect or (ii) have been disclosed in Crosstex SEC Documents.
(b) None of the Crosstex Entities is, or at the Closing Date will be, in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any material Permit required for the operation of the business of the Crosstex Entities as presently conducted and as presently intended to be conducted (“Crosstex Permit”), and to the knowledge of Crosstex, there are no facts or circumstances which could form the basis for any such default or violation, except where such default or violation (i) would not reasonably be expected to have, individually or in the aggregate, a Crosstex Material Adverse Effect or (ii) has been disclosed in Crosstex SEC Documents. There are no material judicial, administrative or arbitral actions, suits, mediations, investigations, inquiries, proceedings or claims (including counterclaims) by or before a Governmental Authority pending or, to the knowledge of Crosstex, threatened, relating to the suspension, revocation, termination, impairment or modification of any of the Crosstex Permits, except as such actions, suits, mediations, investigations, inquiries, proceedings or claims (i) would not reasonably be expected to have, individually or in the aggregate, a Crosstex Material Adverse Effect or (ii) have been disclosed in Crosstex SEC Documents. None of the Crosstex Permits will be impaired or in any way affected by the consummation of the transactions contemplated by this Agreement.
(c) The operations of the Crosstex Entities are in material compliance with all Environmental Laws. The Crosstex Entities have obtained and are in material compliance with all material Environmental Permits required for their operations. Crosstex has not received written notice of any pending action or proceeding and, to the knowledge of Crosstex, no action or proceeding is threatened, to suspend, revoke, terminate or materially and adversely modify any Environmental Permits held by the Crosstex Entities. Except as disclosed on Schedule 3.17(c), to the knowledge of Crosstex, no facts, circumstances or conditions currently exist that would reasonably be expected to adversely affect the Crosstex Entities’ continued material compliance with Environmental Laws and Environmental Permits, except as (i) would not reasonably be expected to have, individually or in the aggregate, a Crosstex Material Adverse Effect or (ii) have been disclosed in Crosstex SEC Documents. There are no present material environmental enforcement or administrative actions or claims under Environmental Law asserted against any of the Crosstex Entities, including claims relating to the use, storage, release, spill or disposal of any Hazardous Substances, except as such enforcement, administrative actions or claims (i) would not reasonably be expected to have, individually or in the aggregate, a Crosstex Material Adverse Effect or (ii) have been disclosed in Crosstex SEC Documents. Notwithstanding any other provision of this Agreement, the representations and warranties set forth in this Section 3.17(c) are the only representations and warranties relating to Environmental Laws or Environmental Permits.
Section 3.18 Title to Property. The Subsidiaries of Crosstex have good and indefeasible title to all fee owned real property, valid and enforceable leases with respect to all leased real property and good title to all personal property, owned or leased by such Subsidiaries, free and clear of all Liens, except (a) as described in the Crosstex SEC Documents and (b) such as do not materially interfere with the use of such properties as they have been used in the past and are proposed to be used in the future as described in the Crosstex SEC Documents, except, in each case, for Liens arising under the Crosstex Credit Facility and the Master Shelf Agreement.
Section 3.19 Rights-of-Way. Each of the Partnership Entities has such easements, railroad crossings and rights-of-way and similar real estate interests (collectively, “Rights-of-Way”) as are used or necessary (a) to use, own and operate its assets and business in the manner as such assets and business are being used, owned and operated by the Partnership Entities in connection with its business immediately prior to the date hereof and immediately prior to the Closing, (b) for the Partnership Entities (i) to perform their respective obligations under the gathering agreements, processing agreements, and transportation agreements to which such Partnership Entities is a party (other than any obligations of the Partnership Entities to connect new wells under any of such gathering agreements or processing agreements) and (ii) to otherwise receive, transport or gather, treat, and redeliver gas on any of the Partnership Entities’ gathering systems or transportation systems, for the avoidance of doubt, in each case of the foregoing clauses (i) and (ii), without materially violating any Law or contractual, legal, title, property, or other right of any Person on such day (whether or not asserted on such day) and (iii) for pipelines that comprise a part of the assets of the Partnership Entities that have been constructed, but that are not connected to any of the Partnership Entities gathering systems as of the Closing Date, except in each case of the foregoing clauses (a) and (b), where the failure to have such Rights-of-Way would not be reasonably likely to have, individually or in the aggregate, a Crosstex Material Adverse Effect. The Partnership Entities have fulfilled and performed all of their obligations with respect to such Rights-of-Way, except as would not be reasonably likely to have a Crosstex Material Adverse Effect. No event has occurred or fact exists that allows, or after notice or lapse of time would allow, revocation, modification or termination thereof or would result in any impairment of the rights of the Partnership Entities, except as would not be reasonably likely to have a Crosstex Material Adverse Effect and except for limitations as to time or date or payments or collateral obligations, none of which, individually or in the aggregate would be reasonably likely to have a Crosstex Material Adverse Effect.
Section 3.20 No Labor Dispute. No labor disturbance by the employees of the Crosstex Entities exists or, to the knowledge of the Crosstex Entities, is imminent.
Section 3.21 Material Agreements. Crosstex has provided the Purchaser with or made available to the Purchaser through the Crosstex SEC Documents, correct and complete copies of all material agreements (as defined in Section 601(b)(10) of Regulation S-K promulgated by the Commission) and of all exhibits to the Crosstex SEC Documents, including amendments to or other modifications of pre-existing material agreements, entered into by Crosstex (the “Material Agreements”). Each Material Agreement is in full force and effect and is valid and enforceable against the Crosstex Entity party thereto. None of the Crosstex Entities is in default (with or without due notice or lapse of time or both) in any material respect under any Material Agreement.
Section 3.22 Form S-3 Eligibility. Crosstex is eligible to register the resale of its Common Units for resale by the Purchaser under Form S-3 promulgated under the Securities Act.

Section 3.23 Pre-Closing Covenants of the Crosstex Entities. From and after the date of this Agreement and until the Closing Date, the Crosstex Entities will use commercially reasonable efforts to conduct its business in the ordinary course of business, preserve intact its existence and business organization and goodwill and present business relationships with all material customers, suppliers, licensors, distributors and others having significant business relationships with the Crosstex Entities, to the extent such relationships are beneficial to the Crosstex Entities and their business.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES AND
COVENANTS OF THE PURCHASER
The Purchaser hereby represents and warrants and covenants to Crosstex as follows:
Section 4.01 Existence. The Purchaser is duly organized and validly existing and in good standing under the laws of its state of formation, with all necessary power and authority to own properties and to conduct its business as currently conducted.
Section 4.02 Authorization, Enforceability. The Purchaser has all necessary legal power and authority to enter into, deliver and perform its obligations under this Agreement and the Basic Documents. The execution, delivery and performance of this Agreement and the Basic Documents by the Purchaser and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary legal action, and no further consent or authorization of the Purchaser is required. This Agreement and the Basic Documents have been duly executed and delivered by the Purchaser and constitute legal, valid and binding obligations of the Purchaser; provided that, the enforceability thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity and except as the rights to indemnification may be limited by applicable law (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 4.03 No Breach. The execution, delivery and performance of this Agreement and the Basic Documents by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby or thereby will not (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any material agreement to which the Purchaser is a party or by which the Purchaser is bound or to which any of the property or assets of the Purchaser is subject, (b) conflict with or result in any violation of the provisions of the organizational documents of the Purchaser, or (c) violate any statute, order, rule or regulation of any court or governmental agency or body having jurisdiction over the Purchaser or the property or assets of the Purchaser, except in the case of clauses (a) and (c), for such conflicts, breaches, violations or defaults as would not prevent the consummation of the transactions contemplated by this Agreement and the Basic Documents.
Section 4.04 Certain Fees. No fees or commissions are or will be payable by the Purchaser to brokers, finders or investment bankers with respect to the purchase of any of the Purchased Units or the consummation of the transactions contemplated by this Agreement. The Purchaser agrees that it will indemnify and hold harmless Crosstex from and against any and all claims, demands or liabilities for broker’s, finder’s, placement, or other similar fees or commissions incurred by the Purchaser or alleged to have been incurred by the Purchaser in connection with the purchase of the Purchased Units or the consummation of the transactions contemplated by this Agreement.
Section 4.05 Unregistered Securities.
(a) Accredited Investor Status; Sophisticated Purchaser. The Purchaser is an “accredited investor” within the meaning of Rule 501 under the Securities Act and is able to bear the risk of its investment in Purchased Units and the Conversion Units. The Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Purchased Units and the Conversion Units.
(b) Information. The Purchaser and its Representatives have been furnished with all materials relating to the business, finances and operations of Crosstex that have been requested and materials relating to the offer and sale of the Purchased Units and Conversion Units that have been requested by the Purchaser. The Purchaser and its Representatives have been afforded the opportunity to ask questions of Crosstex. Neither such inquiries nor any other due diligence investigations conducted at any time by the Purchaser and Representatives shall modify, amend or affect the Purchaser’s right (i) to rely on Crosstex’s representations and warranties contained in Article III above or (ii) to indemnification or any other remedy based on, or with respect to the accuracy or inaccuracy of, or compliance with, the representations, warranties, covenants and agreements in this Agreement, or any Basic Document. The Purchaser understands that its purchase of the Purchased Units involves a high degree of risk. The Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Purchased Units.
(c) Residency. The Purchaser shall cooperate reasonably with Crosstex to provide any information necessary for any applicable securities filings.
(d) Legends. The Purchaser understands that, until such time as the Purchased Units have been registered pursuant to the provisions of the Securities Act, or the Purchased Units are eligible for resale pursuant to Rule 144 promulgated under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Purchased Units will bear a restrictive legend as provided in the Partnership Agreement. The Purchaser understands that, until such time as the Conversion Units have been registered pursuant to the provisions of the Securities Act, or the Conversion Units are eligible for resale pursuant to Rule 144 promulgated under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, the Conversion Units will bear a restrictive legend as provided in the Partnership Agreement.
(e) Purchase Representation. The Purchaser is purchasing the Purchased Units for its own account and not with a view to distribution in violation of any securities laws. The Purchaser has been advised and understands that neither the Purchased Units nor the Conversion Units have been registered under the Securities Act or under the “blue sky” laws of any jurisdiction and may be resold only if registered pursuant to the provisions of the Securities Act (or if eligible, pursuant to the provisions of Rule 144 promulgated under the Securities Act or pursuant to another available exemption from the registration requirements of the Securities Act). The Purchaser has been advised and understands that Crosstex, in issuing the Purchased Units, is relying upon, among other things, the representations and warranties of the Purchaser contained in this Article IV in concluding that such issuance is a “private offering” and is exempt from the registration provisions of the Securities Act.
(f) Rule 144. The Purchaser understands that there is no public trading market for the Purchased Units, that none is expected to develop and that the Purchased Units must be held indefinitely unless and until Purchased Units or Conversion Units received upon conversion thereof are registered under the Securities Act or an exemption from registration is available. The Purchaser has been advised of and is aware of the provisions of Rule 144 promulgated under the Securities Act.
(g) Reliance by Crosstex. The Purchaser understands that the Purchased Units are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities laws and that Crosstex is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of the Purchaser to acquire the Purchased Units and the Conversion Units issuable upon conversion thereof.
ARTICLE V
INDEMNIFICATION, COSTS AND EXPENSES
Section 5.01 Indemnification by Crosstex. Crosstex agrees to indemnify the Purchaser and its Representatives (collectively, “Purchaser Related Parties”) from, and hold each of them harmless against, any and all losses, actions, suits, proceedings (including any investigations, litigation or inquiries), demands and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all reasonable costs, losses, liabilities, damages or expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them), whether or not involving a third party claim, as a result of, arising out of, or in any way related to (i) the failure of any of the representations or warranties made by Crosstex contained herein to be true and correct in all material respects as of the date hereof (except with respect to any provisions including the word “material” or words of similar import, with respect to which such representations and warranties must have been true and correct) or (ii) the breach of any covenants of Crosstex contained herein, provided that, in the case of the immediately preceding clause (i), such claim for indemnification is made prior to the expiration of such representation or warranty; provided, however, that for purposes of determining when an indemnification claim has been made, the date upon which a Purchaser Related Party shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to Crosstex shall constitute the date upon which such claim has been made.
Section 5.02 Indemnification by the Purchaser. The Purchaser agrees to indemnify Crosstex, the General Partners and their respective Representatives (collectively, “Crosstex Related Parties”) from, and hold each of them harmless against, any and all losses, actions, suits, proceedings (including any investigations, litigation or inquiries), demands and causes of action, and, in connection therewith, and promptly upon demand, pay or reimburse each of them for all reasonable costs, losses, liabilities, damages or expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel and all other reasonable expenses incurred in connection with investigating, defending or preparing to defend any such matter that may be incurred by them or asserted against or involve any of them), whether or not involving a third party claim, as a result of, arising out of, or in any way related to (i) the failure of any of the representations or warranties made by the Purchaser contained herein to be true and correct in all material respects as of the date hereof or (ii) the breach of any of the covenants of the Purchaser contained herein, provided that, in the case of the immediately preceding clause (i), such claim for indemnification relating to a breach of any representation or warranty is made prior to the expiration of such representation or warranty; provided, however, that for purposes of determining when an indemnification claim has been made, the date upon which a Crosstex Related Party shall have given notice (stating in reasonable detail the basis of the claim for indemnification) to the Purchaser shall constitute the date upon which such claim has been made; provided, further, that the liability of the Purchaser shall not be greater in amount than the Purchase Price.
Section 5.03 Indemnification Procedure.
(a) A claim for indemnification for any matter not involving a third party claim may be asserted by notice to the party from whom indemnification is sought; provided, however, that failure to so notify the indemnifying party shall not preclude the indemnified party from any indemnification which it may claim in accordance with this Article V, except as otherwise provided in Sections 5.01 and 5.02.
(b) Promptly after any Crosstex Related Party or Purchaser Related Party (hereinafter, the “Indemnified Party”) has received notice of any indemnifiable claim hereunder, or the commencement of any action, suit or proceeding by a third person, which the Indemnified Party believes in good faith is an indemnifiable claim under this Agreement (each, a “Third Party Claim”), the Indemnified Party shall give the indemnitor hereunder (the “Indemnifying Party”) written notice of such Third Party Claim but failure to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability it may have to such Indemnified Party hereunder except to the extent that the Indemnifying Party is materially prejudiced by such failure. Such notice shall state the nature and the basis of such Third Party Claim to the extent then known. The Indemnifying Party shall have the right to defend and settle, at its own expense and by its own counsel, any such matter as long as the Indemnifying Party pursues the same diligently and in good faith. If the Indemnifying Party undertakes to defend or settle such Third Party Claim, it shall promptly, and in no event later than five (5) days, notify the Indemnified Party of its intention to do so, and the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in all commercially reasonable respects in the defense thereof and/or the settlement thereof. Such cooperation shall include, but shall not be limited to, furnishing the Indemnifying Party with any books, records and other information reasonably requested by the Indemnifying Party and in the Indemnified Party’s possession or control. Such cooperation of the Indemnified Party shall be at the cost of the Indemnifying Party. After the Indemnifying Party has notified the Indemnified Party of its intention to undertake to defend or settle any such asserted liability, and for so long as the Indemnifying Party diligently pursues such defense, the

Indemnifying Party shall not be liable for any additional legal expenses incurred by the Indemnified Party in connection with any defense or settlement of such asserted liability; provided, however, that the Indemnified Party shall be entitled (i) at its expense, to participate in the defense of such asserted liability and the negotiations of the settlement thereof and (ii) if (A) the Indemnifying Party has, within ten (10) Business Days of when the Indemnified Party provides written notice of a Third Party Claim, failed (y) to assume the defense or settlement of such Third Party Claim and employ counsel and (z) notify the Indemnified Party of such assumption, or (B) if the defendants in any such action include both the Indemnified Party and the Indemnifying Party and counsel to the Indemnified Party shall have concluded that there may be reasonable defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party or if the interests of the Indemnified Party reasonably may be deemed to conflict with the interests of the Indemnifying Party, then the Indemnified Party shall have the right to select a separate counsel and to assume such settlement or legal defense and otherwise to participate in the defense of such action, with the expenses and fees of such separate counsel and other expenses related to such participation to be reimbursed by the Indemnifying Party as incurred. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not settle any indemnified claim without the consent of the Indemnified Party, unless the settlement thereof imposes no liability or obligation on, and includes a complete release from liability of, and does not contain any admission of wrong doing by, the Indemnified Party.
Section 5.04 Tax Matters. All indemnification payments under this Article V shall be adjustments to the Purchase Price except as otherwise required by applicable Law.
ARTICLE VI
TERMINATION
Section 6.01 Termination. This Agreement may be terminated at any time prior to the Closing:
(a) By mutual written consent of Crosstex and the Purchaser;
(b) By either Crosstex or the Purchaser if (i) any court of competent jurisdiction in the United States or other United States Governmental Authority shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree, ruling or other action is or shall have become final and nonappealable or (ii) the Closing has not been consummated by February 28, 2010 (the “Outside Date”); provided, that no party may terminate this Agreement pursuant to this clause (ii) if such party’s failure to fulfill any of its obligations under this Agreement shall have been the reason that the Closing shall not have occurred on or before said date;
(c) By Crosstex if (i) there shall have been a breach of any representation or warranty on the part of the Purchaser set forth in this Agreement or in any other Basic Document, or if any such representation or warranty of the Purchaser shall have become untrue, in either case such that the conditions set forth in Section 2.04(c) would be incapable of being satisfied by the Outside Date; or (ii) there shall have been a breach in any material respect by the Purchaser of any of their respective covenants or agreements hereunder, and with respect to such clause (i) or

(ii) the Purchaser have not cured such breach or inaccuracy within twenty (20) Business Days after receipt of written notice thereof from Crosstex; provided that Crosstex is not then in breach of any of its obligations hereunder; and
(d) By the Purchaser if (i) there shall have been a breach of any representation or warranty on the part of Crosstex set forth in this Agreement or in any other Basic Document, or if any such representation or warranty of Crosstex shall have become untrue, in either case such that the conditions set forth in Section 2.04(b) would be incapable of being satisfied by the Outside Date; or (ii) there shall have been a breach in any material respect by Crosstex of its covenants or agreements hereunder, and Crosstex has not cured such breach or inaccuracy within twenty (20) Business Days after receipt of written notice thereof from the Purchaser; provided that the Purchaser are not then in breach of any of its obligations hereunder.
Section 6.02 Certain Effects of Termination. In the event of the termination of this Agreement by either Crosstex or the Purchaser as provided in Section 6.01:
(a) Except as set forth in Section 7.03, this Agreement shall become null and void and have no further force or effect, but the parties shall not be released from any liability arising from or in connection with any breach hereof occurring prior to such termination; and
(b) The Non-Disclosure Agreement shall remain in effect.
ARTICLE VII
MISCELLANEOUS
Section 7.01 Expenses.
(a) Crosstex shall pay out of the proceeds received from the consummation of the transactions contemplated by this Agreement the reasonable fees and expenses incurred by the Purchaser and its Affiliates in connection with the due diligence, preparation, negotiation and execution of this Agreement and the other Basic Documents, including, without limitation, legal, accounting, advisory and other reasonable fees and expenses; provided, that, the expenses of the Purchaser and its Affiliates paid out of such proceeds shall not exceed $400,000 in the aggregate.
(b) Notwithstanding the foregoing, if Crosstex raises equity capital from another source (other than pursuant to its LTIP) prior to February 28, 2010 and the Closing has not occurred at such time, Crosstex shall pay the reasonable fees and expenses incurred by the Purchaser and its Affiliates in connection with the due diligence, preparation, negotiation and execution of this Agreement as well as the other Basic Documents, including, without limitation, legal, accounting, advisory and other reasonable fees and expenses regardless of whether the transactions contemplated by this Agreement are consummated; provided, that, the expenses of the Purchaser and its Affiliates paid out of such proceeds shall not exceed $400,000 in the aggregate.
Section 7.02 Interpretation. Article, Section, Schedule and Exhibit references in this Agreement are references to the corresponding Article, Section, Schedule or Exhibit to this Agreement, unless otherwise specified. All Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof as if set forth in full herein and are an integral part of this

Agreement. All references to instruments, documents, Contracts and agreements are references to such instruments, documents, Contracts and agreements as the same may be amended, supplemented and otherwise modified from time to time, unless otherwise specified. The word “including” shall mean “including but not limited to” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it. Whenever Crosstex has an obligation under the Basic Documents, the expense of complying with that obligation shall be an expense of Crosstex unless otherwise specified. Any reference in this Agreement to $ shall mean U.S. dollars. Whenever any determination, consent or approval is to be made or given by the Purchaser, such action shall be in the Purchaser’s sole discretion, unless otherwise specified in this Agreement. If any provision in the Basic Documents is held to be illegal, invalid, not binding or unenforceable, (i) such provision shall be fully severable and the Basic Documents shall be construed and enforced as if such illegal, invalid, not binding or unenforceable provision had never comprised a part of the Basic Documents, and the remaining provisions shall remain in full force and effect and (ii) the parties hereto shall negotiate in good faith to modify the Basic Documents so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to the Basic Documents, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day. Any words imparting the singular number only shall include the plural and vice versa. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement.
Section 7.03 Survival of Provisions. The representations and warranties set forth in Sections 3.01(a), 3.02, 3.07, 3.08, 3.10, 3.11, 4.01, 4.02, 4.04 and 4.05 hereunder shall survive the execution and delivery of this Agreement indefinitely, the representations and warranties set forth in Section 3.16 shall survive for a period of three (3) years following the Closing Date regardless of any investigation made by or on behalf of Crosstex or the Purchaser, and the other representations and warranties set forth herein shall survive for a period of eighteen (18) months following the Closing Date regardless of any investigation made by or on behalf of Crosstex or the Purchaser. The covenants made in this Agreement or any other Basic Document shall survive the Closing and remain operative and in full force and effect regardless of acceptance of any of the Purchased Units and payment therefor and repayment, conversion or repurchase thereof. Regardless of any purported general termination of this Agreement, the provisions of Article V and all indemnification rights and obligations of Crosstex and the Purchaser thereunder, Section 6.02 and this Article VII shall remain operative and in full force and effect as between Crosstex and the Purchaser, unless Crosstex and the Purchaser execute a writing that expressly (with specific references to the applicable Section or subsection of this Agreement) terminates such rights and obligations as between Crosstex and the Purchaser.
Section 7.04 No Waiver; Modifications in Writing.

(a) Delay. No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a party at law or in equity or otherwise.
(b) Specific Waiver. Except as otherwise provided herein, no amendment, waiver, consent, modification or termination of any provision of this Agreement or any other Basic Document (except in the case of the Partnership Agreement for amendments adopted pursuant to Section 13.1 thereof) shall be effective unless signed by each of the parties hereto or thereto affected by such amendment, waiver, consent, modification or termination. Any amendment, supplement or modification of or to any provision of this Agreement or any other Basic Document, any waiver of any provision of this Agreement or any other Basic Document and any consent to any departure by Crosstex from the terms of any provision of this Agreement or any other Basic Document shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on Crosstex in any case shall entitle Crosstex to any other or further notice or demand in similar or other circumstances. Any investigation by or on behalf of any party shall not be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein.
Section 7.05 Binding Effect; Assignment.
(a) Binding Effect. This Agreement shall be binding upon Crosstex, the Purchaser and their respective successors and permitted assigns. Except as expressly provided in this Agreement, this Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and permitted assigns.
(b) Assignment of Purchased Units. All or any portion of Purchased Units purchased pursuant to this Agreement may be sold, assigned or pledged by the Purchaser, subject to compliance with applicable securities laws, Section 4.05 hereof and the Registration Rights Agreement, and, except as provided in the Basic Documents, any such assignment shall not affect the rights of the Purchaser hereunder.
(c) Assignment of Rights. The Purchaser’s rights and obligations hereunder (including the right to seek indemnification) may be transferred or assigned in whole or in part by the Purchaser to any Affiliate of the Purchaser without the consent of Crosstex or the other parties hereto. Upon any such permitted transfer or assignment, references in this Agreement to the Purchaser (as they apply to the transferor or assignor, as the case may be) shall thereafter apply to such transferee or assignee of the Purchaser unless the context otherwise requires. Without the written consent of Crosstex, which consent shall not be unreasonably withheld, no portion of the rights and obligations of the Purchaser under this Agreement may be assigned or transferred by the Purchaser or such a transferee of Purchased Units to a Person that is not an Affiliate of the Purchaser. No portion of the rights and obligations of Crosstex under this Agreement may be transferred or assigned without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld.

Section 7.06 Non-Disclosure.
(a) The Purchaser agrees to abide by the obligations of the Non-Disclosure Agreement as if it were a party thereto and the parties agree that such agreement shall survive until the second anniversary of the Closing Date, at which time the Non-Disclosure Agreement shall terminate and be of no further force or effect.
(b) Other than the Form 8-Ks to be filed in connection with this Agreement, the Crosstex Entities and any of their respective Representatives shall disclose the identity of, or any other information concerning, the Purchaser or any of its Affiliates only after providing the Purchaser a reasonable opportunity to review and comment on such disclosure (with such comments being incorporated or reflected, to the extent reasonable, in any such disclosure); provided, however, that nothing in this Section 7.06 shall delay any required filing or other disclosure with the Commission, NASDAQ or any Governmental Authority or otherwise hinder the Crosstex Entities’ or their Representatives’ ability to timely comply with all laws or rules and regulations of the Commission, NASDAQ or other Governmental Authority.
Section 7.07 Communications. All notices and demands provided for hereunder shall be in writing and shall be given by registered or certified mail, return receipt requested, telecopy, air courier guaranteeing overnight delivery or personal delivery to the following addresses
(a)	If to the Purchaser:

GSO Crosstex Holdings LLC
280 Park Avenue
New York, New York 10017
Attention: James Bennett, Marisa Beeney and Chris Sullivan
Facsimile: (212) 503-2157
Internet electronic mail: james.bennett@gsocap.com, maris.beeney@gsocap.com or chris.sullivan@gsocap.com

with a copy to:

Andrews Kurth LLP
600 Travis, Suite 4200
Houston, Texas 77002
Attention: G. Michael O’Leary or David Denechaud
Facsimile: (713) 238-7130 or (713) 238-7245
Internet electronic mail: moleary@akllp.com or ddenechaud@akllp.com
(b)	If to Crosstex:

Crosstex Energy, L.P. 2501 Cedar Springs Dallas, Texas 75201 Attention: General Counsel

Facsimile: (214) 721-9383 Internet electronic mail: joe.davis@crosstexenergy.com with a copy to:

Baker Botts L.L.P. 2001 Ross Avenue Dallas, Texas 75201-2980 Attention: Doug Rayburn Facsimile: (214) 661-4634 Internet electronic mail: doug.rayburn@bakerbotts.com or to such other address as Crosstex or the Purchaser may designate in writing. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; upon actual receipt if sent by certified or registered mail, return receipt requested, or regular mail, if mailed; upon actual receipt of the overnight courier copy, if sent via facsimile; and upon actual receipt when delivered to an air courier guaranteeing overnight delivery.
Section 7.08 Removal of Legend.
(a) The Purchaser may request Crosstex to remove the legend described in Section 4.05(d) from the certificates evidencing the Purchased Units by submitting to Crosstex such certificates, together with an opinion of counsel to the effect that such legend is no longer required under the Securities Act or applicable state laws, as the case may be. Crosstex shall cooperate with the Purchaser to effect the removal of such legend.
(b) Certificates evidencing Common Units acquired by the Purchaser upon conversion of the Purchased Units shall not contain any legend (including the legend set forth in Section 4.05(d)), (i) while a registration statement covering the resale of such security is effective under the Securities Act, or (ii) following any sale of such Common Units pursuant to Rule 144, or (iii) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission).
Section 7.09 Entire Agreement. This Agreement, the other Basic Documents and the other agreements and documents referred to herein are intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or the other Basic Documents with respect to the rights granted by Crosstex or any of its Affiliates or the Purchaser or any of its Affiliates set forth herein or therein. This Agreement, the other Basic Documents and the other agreements and documents referred to herein or therein supersede all prior agreements and understandings between the parties with respect to such subject matter.

Section 7.10 Governing Law; Submission to Jurisdiction. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement), will be construed in accordance with and governed by the laws of the State of Delaware without regard to principles of conflicts of laws. Any action against any party relating to the foregoing shall be brought in any federal or state court of competent jurisdiction located within the State of Delaware, and the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of any federal or state court located within the State of Delaware over any such action. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.
Section 7.11 Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT EACH HEREBY WAIVES, AND AGREES TO CAUSE ITS AFFILIATES TO WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (i) ARISING UNDER THIS AGREEMENT OR (ii) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 7.12 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same agreement.
[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto execute this Agreement, effective as of the date first above written.

CROSSTEX ENERGY, L.P.
By:	Crosstex Energy GP, L.P.,
its general partner

By:	Crosstex Energy GP, LLC,
its general partner

By:	/s/ Joe A. Davis
	Name:	Joe A. Davis
	Title:	Executive Vice President, General Counsel & Secretary

GSO CROSSTEX HOLDINGS LLC, by its Members
BLACKSTONE / GSO CAPITAL SOLUTIONS FUND LP
	By:	Blackstone / GSO Capital Solutions Associates LLC,
its General Partner

	By:	/s/ George Fan
George Fan — Authorized Signatory

GSO CROSSTEX HOLDINGS (US) INC.
	By:	/s/ Marisa Beeney
Marisa Beeney — Authorized Signatory

Signature Page to Purchase Agreement

Schedule A

	Purchased
Purchaser	Units	Purchase Price
GSO Crosstex Holdings LLC	14,705,882	$124,999,997

Schedule A-1